Exhibit 5.2

INTERNAL REVENUE SERVICE                                                DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI,  OH  45201

Employer Identification Number:
  75-1047710
Date:   Dec 06  2006                                                DLN:
   17007093083042
RADIOSHACK CORPORATION                            Person to Contact:
C/O MAIL STOP CF4-340                                       DAVID MOWREY                            ID#  75788
300 RADIOSHACK CIRCLE                                   Contact Telephone Number:
FORT WORTH,  TX  76102-0000                           (214)   413-5503
Plan Name:
   RADIOSHACK 401(K)  PLAN

Plan Number:  001

Dear Applicant:

We have made a favorable determination on the plan identified above based on the information you have supplied.  Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records.  You must retain this information to preserve your reliance on this letter.

Continued qualification of the plan under its present form will depend on its effect in operation.  See section 1.401-1(b)(3) of the Income Tax Regulations.  We will review the status of the plan in operation periodically.

The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms.  Publication 794 describes the information that must be retained to have reliance on this favorable determination letter.  The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans.  Please read Publication 794.

This letter relates only to the status of your plan under the Internal Revenue Code.  It is not a determination regarding the effect of other federal or local statutes.

This plan satisfies the requirements of Code section 4975(e)(7).

This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U. S. Department of Labor was eliminated effective August 5, 1997.  For more details, call 1-800-998-7542 for a free copy of the SPD card.

RADIOSHACK CORPORATION

The information on the enclosed addendum is an integral part of this determination.  Please be sure to read and keep it with this letter.

We have sent a copy of this letter to your representative as indicated in the power of attorney.

If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

/s/  Robert P. Bell

Robert P. Bell
Manager, EP Determinations

Enclosures:
Publication 794
Addendum

RADIOSHACK CORPORATION

This determination letter acknowledges receipt of the provisions intended to satisfy the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub. L. 107-16.

This determination letter applies to the following executed amendments:
Second Restated Trust Agreement adopted on 7/24/1999
Amendment No. 4 adopted on 5/19/2000
Amendment No. 5 adopted on 8/28/2001
Amendment No. 6 adopted on 2/21/2002
Third Restated Trust Agreement adopted on 2/21/2002
First Amendment to the Third Restatement adopted on 12/31/2003
Amendment No. 8 adopted on 2/24/2006
Amendment No. 9 adopted on 4/28/2006
Fourth Amended and Restated Trust Agreement adopted by resolutions dated 8/1/2003, 10/17/2003, and 9/24/2004
Amendment No. 1 to Fourth Amended and Restated Trust Agreement adopted on 12/16/2005
Amendment No. 2 to Fourth Amended and Restated Trust Agreement adopted on 4/18/2006
Fifth Amended and Restated Trust Agreement adopted on 11/27/2006
Revised Amendment No. 6 adopted on 11/27/2006.